SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RADIENT PHARMACEUTICALS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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RADIENT PHARMACEUTICALS CORPORATION
 2492 Walnut Avenue, Suite 100
 Tustin, California 92780

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Radient Pharmaceuticals Corporation (“RPC”) is holding this Annual Meeting of Stockholders at its California office, located at 2492 Walnut Avenue, Suite 100, Tustin, California, 92780 on  July __,  2011 at 10:00 a.m. (PDT).

1)	To elect the Class I directors;

2)	To obtain stockholder approval to increase our authorized shares of Common Stock from 200,000,000 to 750,000,000;

3)	To appoint KMJ Corbin & Company, LLP, as our independent accountants to audit our financial statements as at December 31, 2011 and for the fiscal year then ending; and

4)	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of record of RPC common stock at the close of business on  June 27, 2011, are entitled to vote at the meeting. The Board urges Stockholders to vote “FOR” Items 1 through 4 above, and solicits your vote.

In addition to the proxy statement, proxy card and voting instructions, a copy of RPC’s annual report on Form 10-K for the fiscal year ended December 31, 2010, our Annual Report , and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, are attached at the end of this Proxy Statement.

It is important that your shares be represented and voted.  Whether or not you expect to attend the meeting, please vote your shares using the enclosed proxy card. Simply sign the return card where required, note the number of shares you own and if you will attend the meeting in person, and return the card in the envelope provided to us at the address first written above.  Of course, you may also vote your shares in person at the Annual Meeting.

By Order of the Board of Directors,

Douglas C. MacLellan
Chairman & CEO
July __,  2011

ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

Why have I received these materials?

This Proxy Statement is furnished by our Board of Directors in connection with the solicitation of proxies for use at a Special Meeting of Stockholders to be held on July__, 2011 and at any adjournment thereof. The Annual Meeting of Stockholders has been called to consider and vote upon: (i) a proposal to re-elect our Class I directors; (ii)  a proposal to approve amending our Certificate of Incorporation to increase the number of authorized shares of our common stock from 200 million shares to 750 million shares; (iii) a proposal to appoint KMJ Corbin & Company, LLP, as our independent accountants to audit our financial statements as of December 31, 2011 and for the fiscal year then ending; and, (v) such other business as may properly come before the Annual Meeting of Stockholders. We are sending this Proxy Statement and the accompanying proxy to our stockholders on or about July __, 2011.

When and where is the Annual Meeting of Stockholders?

The Annual Meeting of Stockholders will be held at the Company’s corporate offices, located at 2492 Walnut Avenue, Suite 100, Tustin, California 92780, on July __, 2011 at 10:00 a.m. PDT.

All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, as of the close of business on June 27, 2011, the record date for the Annual Meeting of Stockholders, may attend the Annual Meeting of Stockholders. You must bring a form of personal photo identification with you in order to be admitted to the meeting. We reserve the right to refuse admittance to anyone without proper proof of stock ownership and without proper photo identification. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting of Stockholders.

Who is entitled to vote at the Annual Meeting of Stockholders?

The securities entitled to vote at the Annual Meeting of Stockholders consist of all of the issued and outstanding shares of our common stock. The close of business on June 27, 2011 has been fixed by our Board of Directors as the record date. Only stockholders of record as of the record date may vote at the Annual Meeting of Stockholders. As of the record date, we had 125,039,264 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting of Stockholders.

How do I vote by proxy?

You may vote by:
•	attending the Annual Meeting of Stockholders and voting in person;

•	signing and dating each proxy card you receive and returning it in the enclosed prepared envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or
•	if you hold your shares in “street name,” following the procedures provided by your broker, bank or other nominee.

If you have internet access, we encourage you to record your vote via the internet.

All shares entitled to vote and represented by a properly completed and executed proxy received before the meeting and not revoked will be voted at the Annual Meeting of Stockholders as you instruct in a proxy delivered before the Annual Meeting of Stockholders. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as our Board of Directors recommends on each of the enumerated proposals and with regard to any other matters that may be properly presented at the Annual Meeting of Stockholders and all matters incident to the conduct of the meeting.

Can I change or revoke my vote?

You may change or revoke your proxy at any time before the vote is taken at the Annual Meeting of Stockholders:
•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary at 2492 Walnut Avenue, Suite 100, Tustin, California 92780;

•	by attending the Annual Meeting of Stockholders and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the internet, by voting a second time or by telephone or the internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Who is soliciting my proxy and who will bear the expense of solicitation?

The proxy is solicited on behalf of our Board of Directors. The original solicitation will be by mail. Following the original solicitation, our Board of Directors expects that certain individual stockholders may be further solicited through telephone or other oral communications from our Board of Directors or from specially engaged employees or paid solicitors that our Board of Directors intends to engage. Our Board of Directors intends to solicit proxies for shares that are held of record by brokers, dealers, banks, or voting trustees, or their nominees, and the Company may pay the reasonable expenses of such record holders for completing the mailing of solicitation materials to persons for whom they hold shares. We will bear all solicitation expenses.

What constitutes a quorum for purposes of the Annual Meeting of Stockholders?

Holders of a majority of outstanding shares of stock entitled to vote present at the meeting or represented by proxy constitute a quorum for the Annual Meeting of Stockholders.

How are votes counted?

With respect to the election of directors, the affirmative vote of a plurality of the shares entitled to vote at the Annual Meeting of Stockholders is required to approve such proposal.

The affirmative vote by holders of a majority of the shares of our common stock represented at the Annual Meeting of Stockholders is required to approve all of the other Proposals set forth herein, provided a quorum is present in person or by proxy. In counting votes, abstentions, broker non-votes ( i . e ., shares held of record by a broker that are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise authority to vote the shares in its discretion) and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a majority is required.

Your vote is important. We encourage you to vote as soon as possible.

PROPOSAL 1

Proposal to Elect Class I Directors

Pursuant to RPC’s Bylaws, RPC’s board of directors is divided into three classes, designated Class I, Class II and Class III.  As of June 27, 2011, the board of directors was comprised of the following:

Class I	Douglas MacLellan, Minghui Jia
Class II	Michael Boswell, Dr. Robert Beart
Class III	Robert L. Rooks

One of our former Class III directors, Dr. Arquilla passed away in May 2010 and in June, our remaining Board of Directors approved, via unanimous written consent and based upon on our Governance Committee’s recommendation, to appoint Robert W. Beart, Jr., MD as a member of our Board of Directors to fill the board vacancy; however, Dr. Beart was appointed as a Class II director. Additionally, our only other remaining Class III director, Mr. Thompson, has resigned; Mr. Thompson’s resignation was a personal choice not based on any disagreement with us on relating to our operations, policies or practices. Our board appointed Robert L. Rooks to fill the Class III vacancy on February 23, 2011 via unanimous written consent.

Under our Bylaws, at the 2010 annual stockholder meeting, the term of office of the Class I directors was to expire and the Class I directors were to be elected for a full term of three years; the term of the Class II and Class III directors are set to expire in 2011 and 2012, respectively.  On February 1, 2010, we filed an initial Preliminary Proxy Statement for an intended special meeting of stockholders, to be held in April 2010.  However, due to the extensive SEC comment period related to that proxy statement and the periodic reports we were required to file with such proxy statement, we were not authorized to file the related Definitive Proxy Statement until November 2010.  As a result of that timing, we changed the meeting to an annual meeting; however, due to our original intentions for that proxy statement and the related pressures surrounding same, we overlooked the Bylaws’ requirement to elect, or re-elect, the Class I directors at the Annual Meeting, which was ultimately held on December 3, 2010.  To rectify this issue, we are holding this special meeting to re-elect our current Class I directors to be elected for a full term of three (3) years.

Information with Respect to Director Nominees

		Year First
Name	Age	Elected	Position(s)

Douglas C. MacLellan	55	1991	Executive Chairman and Chief Executive Officer
Minghui Jia	49	2006	Director

Mr. MacLellan, in November 2008, was appointed Chairman and CEO. He was originally appointed to the Board in 1992 and became Chairman of the Audit and Governance committees in 2001. Since November 2009 through the present, Mr. MacLellan has been a director of China Net Online Holdings, Inc., (NASDAQ:CNET), a leading Chinese media development, advertising, and communications company.  Mr. MacLellan is also currently President and CEO of MacLellan Group, Inc., a privately held business incubator and financial advisory firm since May 1992.  From August 2005 to May 2009, Mr. MacLellan was a member of the Board of Directors of Edgewater Foods, International, Inc.  Mr. MacLellan was, until September 2005, formally vice-chairman of the Board of Directors of AXM Pharma, Inc. (AXMP.PK) and its predecessors.  AXM is a China based bio-pharmaceutical company.  From January 1996 through August 1996, Mr. MacLellan was also the Vice-Chairman of Asia American Telecommunications (now Metromedia China Corporation), a majority owned subsidiary of Metromedia International Group, Inc.  From November 1996 until March 1998, Mr. MacLellan was co-Chairman and investment committee member of the Strategic East European Fund.  From November 1995 until March 1998, Mr. MacLellan was President, Chief Executive Officer and a director of PortaCom Wireless, Inc., a company engaged as a developer and operator of cellular and wireless telecommunications ventures in selected developing world markets.  Mr. MacLellan is a former member of the Board of Directors and co-founder of FirstCom Corporation, an international telecommunications company that operates a competitive access fiber and satellite network in Latin America, which became AT&T Latin America, Inc. in August 2000.  From 1993 to 1995, Mr. MacLellan was a principal and co-founder of Maroon Bells Capital Partners, Inc., a U.S. based merchant bank, which specializes in providing corporate finance services to companies in the international and domestic telecommunications and media industries.  Mr. MacLellan was educated at the University of Southern California in economics and finance, with advanced training in classical economic theory.

Mr. Minghui Jia was elected to our Board in 2006 and is currently the Managing Director of Jade Pharmaceutical, Inc. Mr. Jia has over 12 years experience in investment banking, venture capital, marketing institutional trading and senior corporate management experience. Mr. Jia is familiar with all procedures for manufacturing and marketing with respect to the Asian pharmaceutical market and has an in-depth understanding of the industry. Prior to founding Jade Capital Group, Ltd. and Jade Pharmaceutical Inc., Mr. Jia served as marketing director for China Real Estate Corporation, one of the largest Chinese property corporations between 1999 and 2003. Between 1989 and 1998, Mr. Jia served as General Manager of several branches of China Resources Co. Ltd., the largest China export corporation. From 1987 to 1989, Mr. Jia worked for the China National Machinery import and export corporation where he served as Manager of the Import Department for Medical Instruments.

Pursuant to our Articles of Incorporation, this proposal can be approved at the meeting by a plurality of the votes cast at the election.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NAMED DIRECTORS.

Executive Officer(s)

		Year First
Name	Age	Elected	Position(s)

Douglas C. MacLellan	55	1991	Executive Chairman and Chief Executive Officer
Akio Ariura	52	2006	Chief Financial Officer and Secretary

Brief descriptions of the business experience during the past five years of Douglas MacLellan and an indication of directorships, if any, held by such officer in other companies subject to the reporting requirements under the Federal securities laws is provided above within Proposal 1; similar information is provided below for our other executive officer.

Akio Ariura, CFO. Mr. Ariura   was appointed as our Chief Financial Officer as of August 21, 2006. Mr. Ariura is a Certified Public Accountant. From September 2004 until joining the Company, Mr. Ariura was employed by Resources Global Professionals, providing both public and private companies with consulting services on Sarbanes-Oxley compliance, SEC filings and special project financial and management services in connection with preparation of financial statements, tax reporting and mergers and acquisitions. From January 2001 to December 2003, Mr. Ariura was Vice President of Sunvest Industries, LLC in charge of preparation of financial statements, budgets and other financial reports. In light of Mr. Ariura’s financial and regulatory experience, we determined that he should serve as the company’s Chief Financial Officer. Mr. Ariura received a B.S. in Business Administration from University of Southern California in 1980. Mr. Ariura has had no prior affiliation or relationship with the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation received during the two years ended December 31, 2010 by our Chief Executive Officer, Chief Financial Officer and one other highly compensated executive whose total compensation exceeded $100,000 in such fiscal year. These officers and executives are referred to as the Named Executive Officers in this Report. Upon Mr. MacLellan’s appointment in October 2008, we agreed to pay him an annual base salary of $360,000, to be paid in equal monthly installments, and he is also entitled to certain bonuses subject to our Compensation Committee’s recommendation and approval.

						Non-	Non-
						Equity	qualified
						Plan	Deferred
						Compen	Compens	All
Name and				Stock	Option	sation	ation	Other
Principal				Awards	Awards	Earnings	Earnings	Compens
Position	Year	Salary ($)	Bonus ($)	($)	($) (2)	($)	($)	ation ($)	Total ($)

Douglas
MacLellan,
President, CEO,
& Chairman	2010	$360,000	$238,000	$-	$894,860	$-	$-	$-	$1,492,860
Douglas
MacLellan	2009	$360,000	$30,000	$-	$127,940	$-	$-	$-	$517,940
Akio Ariura,
CFO	2010	$300,000	$144,000	$-	$676,240	$-	$-	$-	$1,120,240
Akio Ariura	2009	$300,000	$20,000	$-	$40,900	$-	$-	$-	$360,900
Minghui Jia (1)	2010	$-	$-	$-	$-	$-	$-	$-	$-
Minghui Jia (1)	2009	$186,667	$-	$-	$20,000	$-	$-	$-	$206,667

______________________
(1)
Due to the compensation received, we are including Mr. Jia (one of our directors) in this table since disclosure would be required but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year.

(2)	Represents the fair value of the options issued during 2010 and fair value of re-priced options during 2009.

Employment Agreements

On November 4, 2008 Douglas C. MacLellan was appointed as our President and Chief Executive Officer.  Mr. MacLellan does not have an employment agreement and is compensated at a base salary of $30,000 per month and he participates in the Company’s health insurance and other benefits available to executive officers.  During the year ended December 31, 2010, Mr. MacLellan earned a bonus of $238,000.

On September 28, 2006, we entered into a three-year employment agreement with Minghui Jia, one of our directors and Executive Vice-President of JPI, providing for a base salary of $156,000 per annum and a signing bonus of $50,000.  Effective January 1, 2008, Mr. Jia’s base compensation was increased to $30,000 per month.  This agreement expired in August 2009.

Outstanding Equity Awards at Fiscal Year End

			Equity
			Incentive
			Plan
	Number of		Awards:
	Securities	Number of	Number of
	Underlying	Securities	Securities
	Unexercised	Underlying	Underlying
	Options	Unexercised	Unexercised	Option
	(#)	Options (#)	Unearned	Exercise	Option
	Exercisabl	Unexercisabl	Options (#)	Price	Expiration
Name (a)	e (b)	e (c)	(d)	($/Sh) (e)	Date (f)
Douglas MacLellan	36,000	-	-	0.75	2/27/2011
	120,000	-	-	0.75	10/8/2011
	90,000	-	-	0.75	5/31/2012
	200,000	-	-	0.75	3/3/2013
	2,500,000	-	-	0.39	12/2/2015
Akio Ariura	40,000	-	-	0.75	10/8/2011
	50,000	-	-	0.75	5/31/2012
	50,000	-	-	0.75	3/3/2013
	2,000,000	-	-	0.39	12/2/2015
Minghui Jia	50,000	-	-	0.75	3/3/2013

Equity
Incentive
			Equity	Awards:
			Incentive	Market or
			Awards:	Payout
			Number of	Value of
		Market	Unearned	Unearned
	Number of	Value of	Shares,	Shares,
	Shares or	Shares or	Units, or	Units, or
	Units of	Units of	Other	Other
	Stock That	Stock That	Rights	Rights
	Have Not	Have Not	That Have	That Have
	Vested (#)	Vested	Not Vested	Not Vested
Name (a)	(g)	($)(h)	(#)(i)	(#)(j)
Douglas MacLellan	-	$-	-	$-
Akio Ariura	-	$-	-	$-
Minghui Jia	-	$-	-	$-

2010 Performance and Equity Incentive Plan

On December 3, 2010, our stockholders approved the 2010 Performance and Equity Incentive Plan (the “2010 Plan”). Under the terms of the 2010 Plan, the Compensation Committee or our Board of Directors may suspend or terminate the 2010 Plan at any time.

The 2010 Plan provides for the grant to employees, including executive officers, of restricted common stock, as well as cash or other stock-based awards and other benefits. The purpose of the 2010 Plan is to enable us to attract and retain qualified persons as employees, officers and directors and others, whose services are required by us, and to motivate such persons by providing them with equity participation in us.

A maximum of 6,000,000 shares of common stock may be issued and awarded under the 2010 Plan; however, as of January 1 of each year, commencing with the year 2011 and ending with the year 2013, the aggregate number of shares available for granting awards under the 2010 Plan shall automatically increase by a number of shares equal to the lesser of (x) 5% of the total number of shares of our common then outstanding or (y) 1,000,000. The maximum number of shares of common stock that may be subject to stock awards granted to any one participant during any single year period is 3,000,000.  As of December 31, 2010, 5,590,000 options were granted under the 2010 Plan.

The 2010 Plan is administered by the Compensation Committee, which has, subject to specified limitations, the full authority to grant equity awards and establish the terms and conditions for vesting and exercise thereof. Awards of restricted stock under the 2010 Plan may qualify for the “performance-based compensation” exception under the Internal Revenue Code of 1986 (the “IRC”) Section 162(m) pursuant to their expected terms. Cash-based awards and awards of restricted stock, performance units and stock may qualify under Section 162(m) of the IRC if the terms of the award state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award and preclude discretion to increase the amount of compensation payable under the terms of the award.

Director Compensation

The following table contains information regarding the compensation of our directors other than Messr. Jia, whose compensation is set forth above, for the fiscal year ending December 31, 2010:

The following table contains information regarding the compensation of our directors for the fiscal year ending December 31, 2010:

							Nonqualified	All
		Fees				Non-equity	Deferred	Other
		Earned or	Stock	Option		Incentive Plan	Compensation	Compen
		Paid in	Awards	Awards		Compensation	Earnings	sation
Name		Cash ($)	($)	($)		($)	($)	($)	Total ($)
William M.
Thompson, III
MD	(1)	$3,500	$-	$16,240		$-	$-	$-	$19,740
Michael
Boswell		$28,750	$-	$66,000	(3)	$-	$-	$-	$94,750
Edward R.
Arquilla, MD,
PhD	(2)	$1,000	$-	$6,500		$-	$-	$-	$7,500
Robert M.
Beart, MD	(2)	$1,750	$-	$49,500	(3)	$-	$-		$51,250

(1)	Mr. Thompson resigned as a director in December 2010.

(2)	Dr. Arquilla passed away in May 2010 and in June 2010 Dr. Beart was appointed as a director to fill the board vacancy.

(3)	Represents the fair value of the 2008 options re-priced in 2009 and the fair value of the 2010 options.

Effective June 1, 2009, in connection with across-the-board comprehensive cost containment measures, our Board of Directors voted to reduce fees paid to independent directors to $1,500 for in-person attendance and $500 for telephonic attendance at Board meetings. As Chairman of our Compensation Committee and of our Audit Committee, Mr. Boswell will receive an additional $10,000 per year and, as Chairman of our Governance Committee, he will receive an additional $1,000 per year.

When the Board appointed Dr. Beart to serve on our Board, they approved issuing him 40,000 shares of our common stock and to pay Dr. Beart the same compensation paid to our other independent directors, which is $1,500 for each in person meeting and $500 for each telephonic meeting he attends.  The shares of common stock were issued in May 2011.

When the Board appointed Mr. Rooks to serve on our Board, they approved issuing him 40,000 shares of our common stock and to pay Mr. Rooks the same compensation paid to our other independent directors, which is $1,500 for each in person meeting and $500 for each telephonic meeting he attends.  The shares of common stock were issued in May 2011.

We indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to us. This is permitted by our Certificate of Incorporation and our Bylaws.

COMMON STOCK OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our shares of common stock as of July 1, 2011 (immediately following consummation of the transactions contemplated by the Exchange Agreement) by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, the beneficial owners listed in the table have sole voting and investment powers of their shares.  As at the record date of the stockholders meeting an aggregate of 125,039,264 shares of our common stock were issued and outstanding, all of which are entitled to vote at the Stockholders’ Meeting.  On June 29, 2011, we issued an aggregate of 20,500,000 additional shares of our common stock to Alpha Capital Antstalt and Whalehaven Capital Fund, Ltd.  In addition, as a result of the transactions contemplated by the Exchange Agreement with the 2011 Noteholders which are describe below n this proxy statement, as at July 1, 2011, an aggregate of 174,368,863 shares of our common stock were issued and outstanding.  An additional 28,829,599 shares of our common stock were issued on July 1, 2011, under the terms of the Notes and the Certificate of Designations referred to below, none of which shares are entitled to vote at the Annual Meeting of Stockholders.

Name and Address		Number of Shares		Percentage Owned

Douglas C. MacLellan 8324 Delgany Ave. Playa del Rey, CA 90293	(1)	2,910,051	(2)	*

Akio Ariura PO Box 2838 Mission Viejo, CA 92690	(1)	2,140,000	(3)	*

Minghui Jia Room 2502 Shun Hing Square 5002 Shennan Ave LuoHu Shenzhen China 518008		750,000	(4)	*

Mike Boswell 400 Professional Drive, Suite 310, Gaithersburg, MD 20879		240,000	(5)	*

Dr. Robert Beart 445 S. Grand Ave, Pasadena, CA 91105	(1)	190,000	(6)	*

Robert L. Rooks 1912 Pine St, Huntington Beach, CA 92648	(1)	40,000	(7)	*

All Directors and Officers as a group (6 persons)		6,270,051		*

Alpha Capital Anstalt 150 Central Park South, Second Floor, New York, NY 10019		61,073,447	(8)	25.94%

Whalehaven Capital Fund Ltd. 560 Sylvan Avenue Englewood Cliffs, NJ 07632		46,850,260	(9)	21.18%

Kingsbrook Opportunities Masters Fund L.P. c/o Kingsbrook Opportunities GP LLC 590 Madison Ave, 27th Floor, New York, NY 10022		18,047,626	(10) (14)	9.9% (14)

Bristol Investment Fund, Ltd. 6353 West Sunset Boulevard, Suite 4006, Hollywood, CA 90028		18,148,691	(10) (14)	9.9% (14)

Iroquois Master Fund Ltd. c/o Iroquois Capital Management, LLC 6411 Lexington Avenue, 26th Floor, New York, NY 10022		18,518,044	(12) (14)	9.9% (14)

Cranshire Capital L.P. 3100 Dundee Road, Suite 703, Northbrook, IL 60062		12,508,593	(13) (14)	6.8% (14)

(1)   Unless otherwise indicated, address is 2492 Walnut Avenue, Suite 100, Tustin, California, 92780.

(2)   Includes, 410,000 shares of common stock issuable upon the exercise of options at $0.75 per share and 2,500,000 shares of common stock issuable upon the exercise of options at $0.39 per share.

(3)   Includes 140,000 shares of common stock issuable on exercise of options at $0.75 per share and 2,000,000 shares of common stock issuable upon the exercise of options at $0.39 per share.

(4)    Includes 50,000 shares of common stock issuable upon the exercise of options at $0.75 per share, 600,000 shares of common stock and 100,000 shares held in the name of Jade Capital Group Limited of which Mr. Jia is a director and principal stockholder.

(5)   Includes 200,000 shares of common stock issuable upon the exercise of options at $0.39 per share.

(6)   Includes 150,000 shares of common stock issuable upon the exercise of options at $0.39 per share and 40,000 shares of common stock granted on August 5, 2010, and issued in May 2011.

(7)    Includes 40,000 shares of common stock granted on February 22, 2011, and issued in May 2011.

(8)    Includes 49,250,455 shares immediately issuable upon conversion of outstanding notes, 207,668 shares immediately issuable upon exercise of warrants and 11,615,324 shares of common stock currently owned of record.

(9)    Includes 37,764,483 shares immediately issuable upon conversion of outstanding notes, 188,777 shares immediately issuable upon exercise of warrants and 8,897,000 shares of common stock currently owned of record.

(10)    Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.  Kingsbrook Opportunities holds a convertible Note, Preferred Stock and a Warrant of the Company. Each of the Note, the shares of Preferred Stock and the Warrant held by Kingsbrook Opportunities contain a blocker provision under which the holder thereof does not have the right to convert or exercise (as the case may be) such Note, such shares of Preferred Stock or such Warrant to the extent (but only to the extent) that the holder thereof or any of its affiliates would beneficially own in excess of 9.9% (in the case of such Note and such shares of Preferred Stock) or 4.9% (in the case of such Warrant) of the Common Stock. Without such “blocker provisions,” 73,620,438 shares of common stock would be issuable upon conversion and exercise of such Note, such shares of Preferred Stock and such Warrant held by Kingsbrook Opportunities.

(11)    Bristol Capital Advisors, LLC (“BCA”) is the investment advisor of Bristol Investment Fund, Ltd. (“Bristol”).  Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol.  Mr. Kessler disclaims beneficial ownership of these securities. Bristol holds a convertible Note, Preferred Stock and a Warrant of the Company. Each of the Note, the shares of Preferred Stock and the Warrant held by Bristol contain a blocker provision under which the holder thereof does not have the right to convert or exercise (as the case may be) such Note, such shares of Preferred Stock or such Warrant to the extent (but only to the extent) that the holder thereof or any of its affiliates would beneficially own in excess of 9.9% (in the case of such Note and such shares of Preferred Stock) or 4.9% (in the case of such Warrant) of the Common Stock. Without such “blocker provisions,” 66,927,688 shares of common stock would be issuable upon conversion and exercise of such Note, such shares of Preferred Stock and such Warrant held by Bristol.

(12)   Iroquois Capital Management L.L.C (“Iroquois Capital”) is the investment manager or Iroquois Master Fund, Ltd. (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.   IMF holds a convertible Note, Preferred Stock and a Warrant of the Company. Each of the Note, the shares of Preferred Stock and the Warrant held by IMF contain a blocker provision under which the holder thereof does not have the right to convert or exercise (as the case may be) such Note, such shares of Preferred Stock or such Warrant to the extent (but only to the extent) that the holder thereof or any of its affiliates would beneficially own in excess of 9.9% (in the case of such Note and such shares of Preferred Stock) or 4.9% (in the case of such Warrant) of the Common Stock. Without such “blocker provisions,” 42,466,634 shares of common stock would be issuable upon conversion and exercise of such Note, such shares of Preferred Stock and such Warrant held by IMF.

(13)    Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire. Additionally, Downsview is the investment manager for a managed account of Freestone Advantage Partners L.P. (“Freestone”) and consequently has voting control and investment discretion over securities held in such account. Mr. Kopin, President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the 2,207,405 shares of common stock that could be acquired upon conversion and exercise of the Note, shares of Preferred Stock and Warrant held by such managed account. Cranshire holds a convertible Note, Preferred Stock and a Warrant of the Company. Each of the Note, the shares of Preferred Stock and the Warrant held by Cranshire contain a blocker provision under which the holder thereof does not have the right to convert or exercise (as the case may be) such Note, such shares of Preferred Stock or such Warrant to the extent (but only to the extent) that the holder thereof or any of its affiliates would beneficially own in excess of 9.9% (in the case of such Note and such shares of Preferred Stock) or 4.9% (in the case of such Warrant) of the Common Stock. Each of the Note, the shares of Preferred Stock and the Warrant held by Freestone contain a blocker provision under which the holder thereof does not have the right to convert or exercise (as the case may be) such Note, such shares of Preferred Stock or such Warrant to the extent (but only to the extent) that the holder thereof or any of its affiliates would beneficially own in excess of 9.9% (in the case of such Note and such shares of Preferred Stock) or 4.9% (in the case of such Warrant) of the Common Stock. Without such “blocker provisions,” 22,755,497 shares of common stock would be issuable upon conversion and exercise of such Note, such shares of Preferred Stock and such Warrant held by Cranshire. Without such “blocker provisions,” 4,016,233 shares of common stock would be issuable upon conversion and exercise of such Note, such shares of Preferred Stock and such Warrant held by Freestone.

(14)    The beneficial ownership may be less than stated herein immediately following the consummation of the transactions contemplated by the Exchange Agreement because we only have 25,631,137 shares of common stock remaining to issue under our Certificate of Incorporation and we are unable to issue all of the shares listed in the “Number of Shares” column until such time as we obtain approval of Proposal 2 set forth in this Proxy Statement.

Director Independence

Pursuant to our corporate governance principles (the “Corporate Governance Principles”), a majority of the Board will consist of independent directors.   An “independent” director is a director who meets applicable independence standards under SEC guidelines, as determined by the Board. The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Corporate Governance Committee, the Board has determined that each of the non-employee directors — Dr. Beart, Mr. Boswell and Mr. Rooks  — satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the SEC rules. Each Board Committee consists entirely of independent, non-employee directors.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with Radient, other than as a director and shareholder.

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director receives any direct compensation from Radient other than under the director compensation program described in this proxy statement.

•	No immediate family member of any non-employee director is an employee of Radient or otherwise receives direct compensation from Radient.

•	No non-employee director (or any of their respective immediate family members) is affiliated with or employed in a professional capacity by Radient’s independent accountants.

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Radient.

•
No Radient executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.

•
No non-employee director (or any of their respective immediate family members) is indebted to Radient, nor is Radient indebted to any non-employee director (or any of their respective immediate family members).

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Radient.

Non-management members of the Board of Directors conduct at least one regularly-scheduled meeting per year without members of management being present. Mr. Boswell serves as the presiding director of such meetings. Following an executive session of non-employee directors, the presiding director may act as a liaison between the non-employee directors and the Chairman, provide the Chairman with input regarding agenda items for Board and Committee meetings, and coordinate with the Chairman regarding information to be provided to the non-employee directors in performing their duties.

Board Committees

We currently have three committees appointed by our Board of Directors:

•	Audit Committee , which is comprised of Michael Boswell (Chair), Dr. Robert Beart and Mr. Robert Rooks. The Board has determined that all of these members are independent directors.

•	Compensation Committee , which is comprised of Michael Boswell (Chair), Dr. Robert Beart and Mr. Robert Rooks. The Board has determined that all of these members are independent directors.

•
Governance and Nominating Committee , which is comprised of Michael Boswell (Chair), Dr. Robert Beart and Mr. Robert Rooks.  The Board has determined that all of these members are independent directors.

Audit Committee and Financial Expert

Our Board has established an Audit Committee consisting of Mr. Boswell, Dr. Beart and Mr. Rooks, each of whom is an independent director, and the enhanced independence requirements for audit committee members under Exchange Act Rule 10A-3. The Audit Committee met four times in 2010. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934. The primary functions of this Committee are to: appoint (subject to stockholder approval), and be directly responsible for the compensation, retention and oversight of, the firm that will serve as the Company’s independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by Radient regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; review and approve related person transactions in accordance with the policies and procedures of the Company; and consider the accountants’ independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to Radient by the independent accountants who audit its financial statements. At each meeting, Committee members may meet privately with representatives of our independent accountants and with our Chief Financial Officer.

The Board has determined that Mr. Boswell, an independent director, satisfies the “financially sophisticated” requirements set forth in the Sarbanes Oxley Act of 2001, and has designated Mr. Boswell as the “audit committee financial expert.” Mr. Boswell’s qualifications as an audit committee financial expert are described in his biography below.

Mr. Boswell   was elected to the Board in 2008. Mr. Boswell is President, COO and Chief Compliance Officer for TriPoint Global Equities, LLC, a FINRA member firm that maintains, specialty practices in institutional private placements, mergers and acquisitions and corporate finance. He provides high-level financial services to start-up businesses and small-to-mid-sized companies including holding executive and CFO positions with client companies. Mr. Boswell is also Managing Director of TriPoint Capital Advisors, LLC a merchant bank and financial advisory affiliate of TriPoint Global. With TriPoint Capital Advisors he has assisted numerous companies by providing high-level advice regarding corporate finance, corporate structure, corporate governance, mergers and acquisitions, SOX 404 compliance, implications of various SEC rules and FASB Emerging Issues Task Forces issues as they relate to private placements, SEC reporting and disclosure requirements, employee option programs, and the overall reverse merger process. Mr. Boswell is currently a member of our board of directors and chairman of our audit committee; he is also a Director and Acting Chief Accounting Officer for Ocean Smart, Inc. (OTC BB: OCSM). Prior to the founding of TriPoint Global, Mr. Boswell had a number of executive positions focusing on business development and management consulting. He also spent eight years as a senior analyst and/or senior engineer for various branches of the United States Government. Mr. Boswell earned a MBA from John Hopkins University and a BS degree in Mechanical Engineering from University of Maryland; he holds the Series 24, 82 and 63 licenses.

A current copy of our Audit Committee’s amended and restated charter is available upon request.

 Compensation Committee

The Compensation Committee is responsible for setting executive compensation, for making recommendations to the full Board concerning director compensation and for general oversight of the compensation and benefit programs for other employees.  The committee intends to meet as often as is necessary throughout the year to carry out its duties.

Our overall compensation policies are monitored by the Compensation Committee.  The duties and responsibilities of the Compensation Committee are to:
•	administer the employee benefit plans of our company designated for such administration by the board;
•	establish the compensation of our Chief Executive Officer (subject to the terms of any existing employment agreement);
•	with input from our Chief Executive Officer, establish or recommend to the board the compensation of our other executive officers (subject to the terms of any existing employment agreements); and
•	monitor our overall compensation policies and employment benefit plans.

Mr. Ariura, our Chief Financial Officer, will participate in determinations regarding the compensation and design of our benefit programs for all employees, including our other executive officers. However, he will not participate in determining his own compensation.

We believe that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. We reward executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to motivate them to perform in a manner that maximizes our corporate performance. We want our compensation to provide our executives with an overall competitive compensation package that seeks to align individual performance with our long-term business objectives.

In the future, we may rely upon consultants to set our salaries, to establish salary ranges or to provide advice regarding other compensation matters. We compare our salaries and other elements of compensation against the salaries and other compensation measures of other public companies in our industry by reviewing the proxy statements of such other companies. However, we do not prepare formal benchmarking studies.

Nominating Committee

The Nominating Committee nominates candidates for the Board and will consider nominees recommended by stockholders.  The Nominating Committee is responsible for selecting and nominating persons for election or appointment by our Board as Board members. The criteria for selecting nominees for election as directors shall include, but not be limited to, experience, accomplishments, education, skills, personal and professional integrity and the candidate's ability to devote the necessary time to service as a Director (including directorships held at other corporations and organizations).  Although there is no formal policy on diversity, when considering the selection of director nominees, the Committee shall consider individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors.Pursuant to the Nominating Committee Charter, the Committee will consider recommendations for nominees from stockholders submitted to our Secretary at our corporate offices in accordance with the procedures set forth herein and in our By-laws.  A nomination submission must include information regarding the recommended nominee, including all of the information that is required to be disclosed in solicitations or proxy statements for the election of Board members, as well as information sufficient to evaluate the factors to be considered by the Committee, including character and integrity, business and professional experience, and whether the person has the ability to apply sound and independent business judgment and would act in the interests of our company and our stockholders; nominees must also state in advance his or her willingness and interest in serving on the board of directors. Nomination submissions are required to be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the stockholders, and such additional information must be provided regarding the recommended nominee as reasonably requested by the Committee.  Candidates for directors recommended by stockholders will be given the same consideration as those identified from other sources.

To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The committee intends to meet as often as is necessary throughout the year to carry out its duties.

Certain Transactions

Other than the relationships and transactions discussed below, we are not a party to, nor are we proposed to be a party, to any transaction during the last fiscal year involving an amount exceeding $120,000 and in which a related person, as such term is defined by Item 404 of Regulation S-K, had or will have a director or indirect material interest.

During the year ended December 31, 2010, Minghui Jia, a member of our board of directors, paid for certain JPI related expenses, totaling approximately $120,000, for which we reimbursed him.

Review, Approval and Ratification of Related Party Transactions

In September 2008, our board approved the Related Party Transaction Policy and Procedures.  Pursuant thereto, it is our policy to discourage interested transactions with related parties unless they are determined to be in our best interests and they have been approved in accordance with the terms and conditions of the Policy. Accordingly, except as otherwise provided in the Policy, all Interested Transactions with Related Parties (as those terms are defined in the Policy) require prior approval of (a) our Board of Directors, President and CEO. (acting in each case by a majority of the directors then in office who have no interest in a proposed Interested Transaction) or (b) the Board of Directors (acting as above) and a committee of not less than two Independent Directors appointed by the Board of Directors who have no interest in the proposed Interested Transaction being considered, in each case.  Under the Policy, the Board of Directors and either the President and CEO shall review the material facts of all Interested Transactions that require approval in accordance with the Policy and either approve or disapprove of the entry into the Interested Transaction, subject to certain pre-approved transactions (i.e. executive officer or director compensation specifically approved by our CEO and/or Compensation Committee, awards granted pursuant to a shareholder approved stock option plan) that are included in the Policy. In determining whether to approve an Interested Transaction, the Board of Directors, the President and CEO, as applicable, will take into account, among other factors each deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

In connection with each regularly scheduled meeting of the Board of Directors, a summary of each new Interested Transaction deemed pre-approved pursuant to the policy is provided to the Board of Directors for its review.  If an Interested Transaction will be ongoing, the Board of Directors may establish guidelines for our management to follow in its ongoing dealings with the Related Party. Thereafter, the Board of Directors shall periodically review and assess ongoing relationships with the Related Party to see that they are in compliance with such guidelines and that the Interested Transaction remains appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and those persons who beneficially own more than 10% of our outstanding shares of common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us, we believe that during 2010 all Section 16(a) filing requirements applicable to our officers, directors and persons who own more than 10% of our outstanding shares of common stock were complied with.  As a result of recent securities issuances, we believe that Alpha Capital Anstalt and Whalehaven Capital Fund are each owners of more than 10% of our outstanding common stock.  To date, such investors have not filed Section 16(a) forms.

Board of Directors Meetings

During the fiscal year ended December 31, 2010, there were ten meetings of the Board as well as numerous actions taken with the unanimous written consent of the directors. All of our directors attended our last annual stockholder meeting and although we do not have a formal policy, we expect that our directors will attend, absent a valid reason, such as a schedule conflict all annual stockholder meetings.

PROPOSAL 2

AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK

Our current Certificate of Incorporation authorizes us to issue up to a total of 200,000,000 shares of common stock.  A total of 125,039,264 shares of common stock was issued and outstanding as of June 27, 2011.

On December 10, 2010, Alpha Capital Anstalt (“Alpha Capital”) and Whalehaven Capital Fund Ltd. (“Whalehaven Capital and with Alpha Capital, the “Plaintiffs”) filed a complaint against us regarding the number of warrants they received in the Registered Direct Offering (“RDO”) that we completed in November 2009 and the shareholder vote obtained at our December 3, 2010 annual shareholder meeting.  The Plaintiffs alleged that the effective price of the notes we issued pursuant to the private financing we completed in March and April 2010, and of the shares we later issued to two such note holders in settlement of a lawsuit with same, is lower than what we claim it to be and that such alleged effective price requires a greater reset to the exercise price of the warrants they received in the RDO.  Additionally, they allege that we solicited votes against one of the proposals related to the RDO that was proposed at the December 3, 2010 annual shareholder meeting.  The Plaintiffs sought relief from the court involving additional shares issuable pursuant to the exercise of the warrants they received in the RDO and cash damages.

As reported in the Company’s Form 8-K dated May 17, 2011, on May 10, 2011, we entered into a Settlement Agreement with the Plaintiffs pursuant to which we agreed to issue that number of shares of our common stock equal in value to $10,912,055 at the time of issuance (the “Settlement Amount”).  On May 24, 2011 we received court approval to issue such shares pursuant to the provisions of Section 3(a)(10) of the Securities Act of 1933, as amended. Under the terms of the court approved settlement, the parties filed a Stipulation of Discontinuance of the lawsuit with the relevant court.  As part of the Settlement Agreement, Alpha Capital and Whalehaven Capital retained all of the warrants the Plaintiffs received in the RDO and in the private financing we closed in March and April 2010.

We are obligated to issue to Alpha Capital and Whalehaven Capital as many shares of our common stock as possible to reach the Settlement Amount that the NYSE Amex had previously approved for issuance to the Plaintiffs.  On June 29, 2011, we agreed to issue 11,603,000 of our shares to Alpha Capital and 8,897,000 shares to Whalehaven Capital.  In addition, and in order to account for the time it may take to receive shareholder approval to authorize sufficient additional shares that are issuable to them, the Plaintiffs agreed to accept a promissory note for the monetary value of that number of additional shares that would be required to be issued to achieve the Settlement Amount upon Court Approval based on a pre-determined formula set forth in the Notes.  The notes bear 8% interest and mature four months after issuance.  We maintain the right to pay the note back in cash or shares of common stock based upon a pre-determined formula set forth in the notes.  Upon the occurrence of an event of default, the note will become immediately due and payable.  Under the Settlement Agreement, Plaintiffs are entitled to entry of judgment in the amount of principal outstanding, if any, on the maturity date.  The Settlement Agreement also contemplates the issuance of additional shares to Plaintiffs or the return of shares to us based upon variances in the market price of our common stock between the date we receive Court Approval and sixty days following the maturity date of the notes.

Based on the market price of our outstanding shares as of June 29, 2011, including the 20,500,000 shares we issued upon partial conversion of their notes, after full conversion of such promissory notes, we would be obligated to issue a total of 27,539,373 shares of common stock to Alpha Capital and 21,116,763 shares of common stock to Whalehaven Capital.  In addition, Alpha Capital and Whalehaven Capital hold warrants to purchase an additional 207,668 and 188,777 shares of common stock, respectively.

As reported in the Company’s Form 8-K dated May 11, 2011, we were in default to each of Iroquois Master Fund Ltd., Cranshire Capital, L.P., Freestone Advantage Partners, L.P., Bristol Investment Fund, Ltd. and Kingsbrook Opportunities Master Fund LP, (collectively, the “2011 Noteholders”), the holders of our convertible notes due December 1, 2011 (the “2011 Notes”) in the original principal amount of $8,437,500. As a result of such defaults, our total liabilities (including accrued interest, penalties and default redemption payments) to the 2011 Noteholders aggregated $22,301,761. We entered into an exchange agreement on June 29, 2011, with each of the 2011 Noteholders (the “Exchange Agreement”) in order to settle our obligations to each of the 2011 Noteholders.

Pursuant to the terms of the Exchange Agreement, each 2011 Noteholder agreed to exchange its claims against the Company, its subsidiaries and certain of their respective current and former officers, directors and representatives for (i) the Company’s 4% convertible notes ($4,950,000 original principal amount in the aggregate (the “Notes”)), (ii) shares of 4% Series A Convertible Preferred Stock of the Company (with an aggregate stated value of $6,701,000 (the “Preferred Stock”)) under a Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”), and (iii) a warrant, expiring 5 years from the date of the receipt of Stockholder Approval (as defined in the Exchange Agreement),  to purchase additional shares of our common stock (94,468,113 shares of common stock in the aggregate under all the warrants (the “Warrants”)). Under the Exchange Agreement, each of the 2011 Noteholders and their affiliated and related persons and entities also received a mutual full release from the Company.

Each of the Notes and shares of Preferred Stock are initially convertible into shares of our common stock at a conversion price of $0.185 per share, provided that if we make certain dilutive issuances (with limited exceptions), the conversion price of the Notes and the shares of Preferred Stock will be lowered to the per share price for the dilutive issuances. The Warrants are initially exercisable for shares of our common stock at an exercise price of $0.185 per share, provided that if we make certain dilutive issuances (with limited exceptions), the exercise price of the Warrants will be lowered to the per share price for the dilutive issuances.  The Warrants may only be exercised on a “cashless basis.” The conversion prices of the Notes and the shares of Preferred Stock and the exercise price of the Warrants are also subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The convertibility of a Note and shares of Preferred Stock and the exercisability of a Warrant may be limited if, upon conversion or exercise thereof, the holder thereof or any of its affiliates would beneficially own more than 9.9% (in the case of a Note and the shares of Preferred Stock held by such holder) or 4.9% (in the case of the Warrant held by such holder) of our common stock.

Each of the Notes automatically converts into shares of our common stock in four equal installments commencing August 1, 2011 ($1,237,500 in the aggregate under all the Notes). The automatic conversion price under each of the Notes will be equal to the lower of (i) the conversion then in effect or (ii) 70% of the arithmetic average of the three lowest closing bid prices of our common stock during the 20 trading day period prior to the applicable automatic conversion date (the “Note Automatic Conversion Price”).  We must make a pre-automatic conversion delivery of shares (the “Note Pre-Automatic Conversion Shares”) to each holder of a Note 20 trading days prior to the applicable automatic conversion date based the lower of (i) the conversion then in effect or (ii) 70% of the arithmetic average of the three lowest closing bid prices of our common stock during the 20 trading day period prior to the required delivery date of Note Pre-Automatic Conversion Shares. On the automatic conversion date, to the extent we owe a Note holder additional shares in excess of the Note Pre-Automatic Conversion Shares delivered to such holder, we will issue such Note holder additional shares of common stock, and to the extent we have issued excess shares of common stock, such shares of common stock will be applied to future issuances of shares of common stock to such Note holder.

167,525 shares of Preferred Stock automatically converts into shares of our common stock in four equal installments commencing August 1, 2011. The automatic conversion price with respect to each such share of Preferred Stock automatically converted will be equal to the lower of (i) the conversion then in effect or (ii) 70% of the arithmetic average of the three lowest closing bid prices of our common stock during the 20 trading day period prior to the applicable automatic conversion date (the “Preferred Automatic Conversion Price”).  We must make a pre-automatic conversion delivery of shares (the “Preferred Pre-Automatic Conversion Shares”) to each holder of each such shares of Preferred Stock 20 trading days prior to the applicable automatic conversion date based the lower of (i) the conversion then in effect or (ii) 70% of the arithmetic average of the three lowest closing bid prices of our common stock during the 20 trading day period prior to the required delivery date of Preferred Pre-Automatic Conversion Shares. On the automatic conversion date, to the extent we owe a holder of such shares of Preferred Stock additional shares in excess of the Preferred Pre-Automatic Conversion Shares delivered to such holder, we will issue such holder additional shares of common stock, and to the extent we have issued excess shares of common stock, such shares of common stock will be applied to future issuances of shares of common stock to such holder.

Based on the terms of the Notes and the Certificate of Designations, the Company delivered 28,829,599 shares of common stock in the aggregate on the closing date constituting Preferred Pre-Automatic Conversion Shares and Note Pre-Automatic Conversion Shares.

Following a fairness hearing held on June 30, 2011, in the Supreme Court of the State of New York (the “Court”), the Court entered an order approving (i) the fairness of the terms and conditions of the proposed exchange and the transactions contemplated by the Exchange Agreement, (ii) the terms and conditions of the proposed exchange and the transactions contemplated by the Exchange Agreement and (iii) the issuance of the Notes, the shares of Preferred Stock and the Warrants pursuant to the exemption from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the “3(a)(10) Order”).

Under the Exchange Agreement, we were obligated to file an amended preliminary proxy statement with the SEC by July 5, 2011, to seek shareholder approval of an increased amount of authorized shares to 750,000,000 shares of common stock.  We are also obligated to (i) fix a date for the shareholders meeting no later than 20 days after receipt of final SEC comments relating to such proxy statement and (ii) obtain shareholder approval for the above proposal by no later than August 31, 2011. If we fail to comply with any of the foregoing, it will constitute an event of default under the Notes and a triggering event with respect to the Preferred Stock.

If an event of default occurs under the Notes or the terms of the Certificate of Designation, we must redeem in cash any Notes and shares of Preferred Stock submitted to us for redemption at 125% of the greater of (i) the amount submitted for redemption unconverted principal amount and (ii) the greatest equity value of the shares of common stock underlying the Note or shares of Preferred Stock submitted for redemption from the date immediately preceding the default until the date so submitted for redemption.

As reported in our Form 8-K dated July 1, 2011, the transactions contemplated by the Exchange Agreement were consummated on July 1, 2011.

On February 2, 2011, JPI closed a $900,000 financing (the “JPI Bridge Financing”).  In connection with the closing of the JPI Bridge Financing, JPI issued 10% Convertible Debentures to six accredited investors’ in the aggregate principal amount of $900,000 (the “JPI Debentures”).  On March 17, 2011, JPI conducted an additional closing of the JPI Bridge Financing in the amount of $100,000 increasing the aggregate principal amount of the JPI Debentures to $1,000,000, which will be used to underwrite legal and accounting expenses associated with an anticipated merger transaction and reverse merger process (“proposed transaction”).  As part of the agreement, the Company secured the JPI Debentures with its common stock in the event that JPI does not complete a proposed transaction reverse merger or other event which results in its stock becoming publicly traded on a U.S. equity market on or before September 30, 2011.  The JPI Debentures could then be exchanged for common shares of our Company at a conversion price of $0.28 per share (the “RPC Conversion Price”) unless a majority of the holders of the JPI Debentures consent in writing to an extension of the September 30, 2011 deadline for JPI becoming publicly traded in the United States; provided, however, that such date shall not be extended for more than six months in total.  The RPC Conversion Price is subject to full ratchet anti-dilution protection.  Assuming that JPI does not become a U.S. publicly traded company, we would be required to issue an additional 357,143 shares of our common stock if the JPI Debentures are converted.

As a result of the above settlement agreements with Alpha Capital, Whalehaven Capital and the 2011 Noteholders, together with the shares we have already issued, we anticipate that, upon conversion of their convertible securities and full exercise of their warrants, we would be required to issue approximately 49.0 million shares of our common stock to Alpha Capital and Whalehaven Capital and approximately 157.4 million shares of our common stock to the 2011 Noteholders.  Together with other outstanding options and warrants and the JPI Debentures, it is possible that, in addition to our 145.5 million outstanding shares, on a fully diluted basis, as much as approximately 384.0 million shares of our common stock could be issued.

Accordingly, we must increase our authorized common stock to comply with our obligations to have sufficient authorized shares of common stock to issue to such creditors and avoid events of defaults under the agreements.

IF SUCH AMENDMENT IS NOT AUTHORIZED, ALPHA CAPITAL, WHALEHAVEN CAPITAL OR THE 2011 NOTEHOLDERS COULD DECLARE DEFAULTS UNDER THEIR RESPECTIVE AGREEMENTS, ACCELERATE OUR INDEBTEDNESS TO THEM, AND COMMENCE LEGAL PROCEEDINGS TO COLLECT ALL OBLIGATIONS OWED TO THEM.  IN SUCH EVENT WE MIGHT HAVE TO SEEK PROTECTION FROM OUR CREDITORS UNDER THE FEDERAL BANKRUPTCY LAWS.

In addition to the above agreements which w believe have served to eliminate significant Company liabilities, in our efforts to further our business and ultimately create value for our stockholders’ in their investment in our Company, our Board of Directors may seek to complete additional financings in the near future.  At this time we do not have any plans to issue any shares other than as proposed in this Proxy Statement. However, if and when we do determine to pursue an additional financing or business transaction, having additional authorized capital available for issuance in the future will give us greater flexibility and may allow such shares to be issued without the expense and delay of another stockholders’ meeting.  A portion of the currently reserved shares is for the issuance of common stock underlying outstanding notes that are readily being converted.  The conversion of such notes depends upon the market price of our common stock on certain dates and therefore the ultimate number of shares issuable pursuant to these conversions may be less than the number of shares we are currently reserving for such conversions, in which case we will be able to issue those currently reserved shares for other purposes.

Accordingly, we seek your approval to amend our Certificate of Incorporation so that we shall have 750,000,000 authorized shares of common stock.  If this proposal 3 is approved, we will not be immediately issuing the additional 550,000,000 shares for which we seek your approval, but rather will only be issuing the number of shares issuable pursuant to the Alpha Capital and Whalehaven Capital Settlement Agreement, the Notes, the Certificate of Designations and the Warrants issued to the 2011 Noteholders and any other shares needed to complete any of the other transactions contemplated above.

Other than meeting our contractual obligations, there are certain advantages and disadvantages of an increase in our authorized stock. The advantages include:

•	The ability to raise capital by issuing capital stock under the transactions described above, or other financing transactions; and
•	To have shares of our capital stock available to pursue business expansion opportunities, if any.

 The disadvantages include:

•
The issuance of additional shares of our capital stock could be used to deter a potential takeover of us that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our Board of Directors’ desires. A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. We do not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

•
Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future and, therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing stockholders.

IF SUCH AMENDMENT IS NOT AUTHORIZED, WE AGREED IN THE EXCHANGE AGREEMENT TO CAUSE AN ADDITIONAL STOCKHOLDER MEETING TO BE HELD EVERY CALENDAR QUARTER THEREAFTER UNTIL SUCH APPROVAL IS OBTAINED.  AS SUCH, OUR FAILURE TO RECEIVE APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT WILL REQUIRE US TO INCUR THE COSTS OF HOLDING ONE OR MORE ADDITIONAL STOCKHOLDER MEETINGS UNTIL WE RECEIVE SUCH APPROVAL.

If the stockholders approve Proposal 3, the Board of Directors shall file an Amendment to our Certificate of Incorporation with the Secretary of State of Delaware. The increase in our authorized capital will become effective on the date of filing. The text of the Articles of Amendment is set forth in Exhibit A hereto.

The approval of our proposal to amend our Certificate of Incorporation and increase our authorized capital requires the affirmative vote of at least a majority of the votes cast by the holders of shares of common stock present or represented at the meeting and entitled to vote.

Our Board of Directors recommends that stockholders vote “FOR” the amendment to our Certificate of Incorporation to increase our authorized common stock from 200 million shares to 750 million shares.

PROPOSAL 3

Proposal to Ratify the Appointment of Our Independent Auditors

What services do the independent auditors provide?

Audit services of KMJ Corbin & Company (“KMJ”) for fiscal 2010 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, KMJ provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2009 and 2010?

KMJ’s fees for professional services totaled $286,000 for 2009 and $444,000 for 2010. KMJ’s fees for professional services included the following:

•
Audit Fees – aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations were $297,000 in 2009 and 385,000 in 2010.

•
Audit-Related Fees – aggregate fees for audit-related services, consisting of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations, were $0 in 2009 and $0 in 2010.

•	Tax and All Other Fees – there were no tax or other fees for products or services provided by KMJ in addition to the services described above in 2009 or 2010.

Does the Audit Committee approve the services provided by KMJ?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by KMJ Corbin & Company in fiscal 2009 and 2010 were pre-approved by our audit committee. No non-audit services were provided to us by KMJ in 2009 or 2010.

Will a representative of KMJ Corbin & Company be present at the meeting?

Yes, one or more representatives of KMJ will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of KMJ is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KMJ CORBIN & COMPANY AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2011.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders may communicate with our Chairman of the Board, the directors as a group, the non-employee directors, or an individual director directly by submitting a letter in a sealed envelope labeled accordingly and with instruction to forward the communication to the appropriate party. This letter should be placed in a larger envelope and mailed to the attention of our Secretary at Radient Pharmaceuticals Corporation, 2492 Walnut Avenue, Suite 100, Tustin, California 92780.  Stockholders and other persons may also send communications to members of our Board who serve on the Audit Committee by utilizing the webpage on our website, http://www.radient-pharma.com, designated for that purpose. Communications received through the webpage are reviewed by a member of our internal audit staff and the chairperson of the Audit Committee. Communications that relate to functions of our Board or its committees, or that either of them believes requires the attention of members of our Board, are provided to the entire Audit Committee and reported to our Board by a member of the Audit Committee. Directors may review a log of these communications, and request copies of any of the communications.

OUR AUDITORS

Representatives from KMJ | Corbin & Company LLP, the Company’s independent registered public accounting firm, are expected to attend the Annual Meeting of Stockholders; and will be available  to respond to any questions.

OTHER MATTERS

Our Board of Directors knows of no matters, other than the proposals presented above, to be submitted at the Annual Meeting of Stockholders. If any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as our Board of Directors may recommend.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to: Investor Relations, Radient Pharmaceuticals Corporation, 2492 Walnut Avenue, Suite 100, Tustin, California 92780; Telephone: (949) 505-4461. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of our Proxy Statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record h older, or the stockholder may contact us at the address and phone number above.

FORM 10-K and 10-Q

On May 25, 2011, we filed with the SEC an annual report on Form 10-K for the fiscal year ended December 31, 2010; on June 8 2011, we filed with the SEC a quarterly report on Form 10-Q for the quarter ending March 31, 2011. A copy of the Form 10-K and 10-Q is enclosed herewith.  Upon written request to the Company’s U.S. counsel’s office at 17 State Street, Suite 2000, New York, NY 10004, the exhibits set forth on the exhibit index of the Form 10-K may be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

INFORMATION ON RPC’S WEB SITE

Information on any RPC website or the website of any subsidiary or affiliate of RPC is not a part of this document and you should not rely on that information in deciding whether to approve the proposals described in the Proxy Statement, unless that information is also in this document or in a document that is incorporated by reference in this document.

By order of the Board of Directors,

/s/ Douglas C. MacLellan

President and Chief Executive Officer

Tustin, California
July __ , 2011

Exhibit A

 Articles of Amendment to Articles of Incorporation
for
RADIENT PHARMACEUTICALS CORPORATION

Name of the Corporation is RADIENT PHARMACEUTICALS CORPORATION

The articles have been amended as follows:

ARTICLE IV. Capitalization

The Corporation shall have authority to issue an aggregate of 775,000,000 shares, of which 25,000,000 shares shall be preferred stock, $0.001 par value (hereinafter, “Preferred Stock ”) and 750,000,000 shares shall be common stock, par value $0.001 (hereinafter, “ Common Stock “). The powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, of the shares of stock of each class and series which the Corporation shall be authorized to issue, is as follows:

(a)
Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the board of directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional, and other rights of each such series and qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the board of directors of this Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences, and relative participating, optional, and other rights and the qualifications, limitations, and restrictions thereof, if any, of such series, including, without limiting the generality of the foregoing, the following:

(i)
The distinctive designation of, and the number of shares of Preferred Stock that shall constitute each series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the board of directors;

(ii)
The rate and times at which and the terms and conditions on which dividends, if any, on the shares of the series shall be paid; the extent of preferences or relation, if any, of such dividends to the dividends payable on any other class or classes of stock of this Corporation or on any series of Preferred Stock; any limitations, restrictions, or conditions on the payment of such dividends; and whether such dividends shall be cumulative or noncumulative;

(iii)
The right, if any, of the holders of the shares of the same series to convert the same into, or exchange the same for, any other class or classes of stock of this Corporation and the terms and conditions of such conversion or exchange;

(iv)
Whether shares of the series shall be subject to redemption and the redemption price or prices, including, without limitation, a redemption price or prices payable in shares of any other class or classes of stock of the Corporation, cash, or other property and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed;

(v)
The rights, if any, of the holders of shares of the series on voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution, or winding up of this Corporation;

(vi)	The terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series;

(vii)
The voting powers, if any, of the holders of shares of the series that may, without limiting the generality of the foregoing, include (A) the right to more or less than one vote per share on any or all matters voted on by the stockholders, and (B) the right to vote as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, on such matters, under such circumstances, and on such conditions as the board of directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of this Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances an d upon such conditions as the board of directors may determine;

(viii)	The restrictions, limitations, and conditions, if any, upon issuance of indebtedness of the Corporation, so long as any shares of such series are outstanding; and

(ix)
Any other preferences and relative, participating, optional, or other special rights and qualifications, limitations, and restrictions not inconsistent with law, the provisions of this article, or any resolution of the board of directors of the Corporation pursuant hereto.

(b)	Common Stock. The Common Stock shall have the following powers, preferences, rights, qualifications, limitations, and restrictions:

(i)
After the requirements with respect to preferential dividends of Preferred Stock, if any, shall have been met and after this Corporation shall comply with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to an other conditions which may be required by the General Corporation Law of Delaware, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors without distinction as to series;

(ii)
After distribution in full of any preferential amount to be distributed to the holders of Preferred Stock, if any, in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of this Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each without distinction as to series; and

(iii)
Except as may otherwise be required by law or this Certificate of Incorporation, in all matters as to which the vote or consent of stockholders of the Corporation shall be required or be taken, including, any vote to amend this Certificate of Incorporation, to increase or decrease the par value of any class of stock, effect a stock split or combination of shares, or alter or change the powers, preferences, or special rights of any class or series of stock, the holders of the Common Stock shall have one vote per share of Common Stock on all such matters and shall not have the right to cumulate their votes for any purpose.

(c)
Consideration for Shares. The board of directors of the Corporation shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of the Corporation of any class at any time authorized, and any securities convertible into or exchangeable for such shares, in each case to such persons and for such consideration and on such terms as the board of directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value. Shares so issued, for which the full consideration determined by the board of directors has been paid to the Corporation, shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessments thereon.

(d)
No Preemptive Rights. Unless otherwise provided in the resolution of the board of directors providing for the issue of any series of Preferred Stock, no holder of shares of any class of the Corporation or of any security or obligation convertible into, or of any warrant, option, or right to purchase, subscribe for, or otherwise acquire, shares of any class of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for, or otherwise acquire shares of any class of the Corporation, whether now or hereafter authorized.

(e)
Unclaimed Property. Anything herein contained to the contrary notwithstanding, any and all right, title, interest, and claim in and to any dividends declared or other distributions made by the Corporation, whether in cash, stock, or otherwise, that are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Corporation, its transfer agents, or other agents or depositories shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any person whatsoever.

(f)
Increase or Decrease in Authorized Shares. Except as otherwise provided in this article or resolutions of the board of directors providing for the issue of any series of Preferred Stock, the number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting as a single class.

Signatures

Douglas MacLellan
Chief Executive Officer

ADMISSION TICKET

RADIENT PHARMACEUTICALS CORPORATION
 2492 Walnut Avenue, Suite 100
 Tustin, California 92780

THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST.

NOTE: If you plan on attending the Annual Meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography and recording devices are not permitted at the Annual Meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

Directions to
2492 Walnut Avenue, Suite 100

From John Wayne Airport:

1.	Northeast on Airport Drive
2.	Left on Macarthur Blvd.
3.	Right on Red Hill Ave
4.	Right on Walnut

PROXY
 RADIENT PHARMACEUTICALS CORPORATION
 2492 Walnut Avenue, Suite 100
 Tustin, California 92780

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas C. MacLellan and Akio Ariura, and each or either of them, as proxyholders of the undersigned, with the full power to appoint their substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all of the shares of the common stock of Radient Pharmaceuticals Corporation held of record by the undersigned, that the undersigned may be entitled to vote, at the close of business on June 27, 2011, at the Annual Meeting of Stockholders of Radient Pharmaceuticals Corporation to be held on Juny __, 2011, and any continuation(s), postponement(s) or adjournment(s) thereof.

(Continued, and to be marked, dated and signed, on the other side.)

1.	RE-ELECT THE CLASS I BOARD OF DIRECTORS.
To withhold authority to vote for any nominee, mark “For All Except” and write the nominee’s name(s) on the line below.

☐ FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT ____________________________

2.
APPROVE AND RATIFY AN INCREASE IN THE AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY TO 750,000,000 AND ANY ACTIONS REQUIRED TO CAUSE SUCH INCREASE TO OCCUR:   A proposal to approve and ratify the an increase in the Authorized Shares of Common Stock of the Company to 750,000,000

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.
APPOINT KMJ Corbin & Company, LLP AS THE COMPANY’s INDEPENDENT ACCOUNTANTS:   A proposal to approve and ratify the re-appointment of KMJ Corbin & Company, LLP as the Company’s independent accountants to audit the Company’s financial statements as at December 31, 2011 and for the fiscal year then ending;

☐ FOR ☐ AGAINST ☐ ABSTAIN

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED, PRE-PAID ENVELOPE.

Please date and execute this Proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                                          , 2011

Signature

Signature, if held jointly